Blue Sphere Corporation S-1

Exhibit 99.4

COMPENSATION COMMITTEE CHARTER

OF

BLUE SPHERE CORPORATION

(Dated November 20, 2016)

I.	Preamble

The Board of Directors of Blue Sphere Corporation (the “corporation”) has formed a compensation committee to establish and oversee the corporation’s executive and equity compensation programs. This charter is meant to identify the personnel and functions of the compensation committee.

II.	Compensation Committee Membership and Function

A.	Compensation Committee Membership.

1.	The compensation committee shall consist of directors, all of whom in the judgment of the Board of Directors shall meet the independence requirements for compensation committee members under the NYSE Listed Company Manual and the NASDAQ Listing Rules, unless and to the extent such manual or rules provide for any exception to the independence requirement. The compensation committee will have at least two members.

2.	Each member of the Compensation Committee must qualify as a “non-employee director” for purposes of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended.

3.	Each compensation committee member will be selected by the Board of Directors and will serve at the pleasure of the Board of Directors.

4.	The compensation committee members shall elect a chairman from among its members.

B.	Compensation Committee Function.

1.	The compensation committee has the authority and responsibility to review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer, evaluate at least annually the chief executive officer’s performance in light of those goals and objectives, and determine and approve the chief executive officer’s compensation level based on this evaluation. The chief executive officer cannot be present during any voting or deliberations by the committee on his or her compensation.

2.	The compensation committee has the authority and responsibility to review and approve the compensation of all other executive officers of the corporation.

3.	The compensation committee has the authority and responsibility to review, approve and, when appropriate, recommend to the Board of Directors for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval by the stockholders of the Company, which includes the ability to adopt, amend and terminate such plans. The committee shall also have the authority to administer the corporation’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan.

4.	The compensation committee shall review and discuss with management the corporation’s Compensation Discussion and Analysis (“CD&A”) and/or related executive compensation information, recommend that the CD&A and/or related executive compensation information be included in the corporation’s Annual Report on Form 10-K and proxy or information statement, and produce the compensation committee report on executive officer compensation required to be included in the corporation’s proxy or information statement or Annual Report on Form 10-K, in each case if required by Securities and Exchange Commission rules or the policies of the corporation.

5.	The compensation committee has the authority and responsibility to review, approve and, when appropriate, recommend to the Board of Directors for approval, any employment agreements and any severance agreements or plans, including any benefits to be provided in connection with a change in control, for the chief executive officer and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements and plans.

6.	The compensation committee shall review all director compensation and benefits for service on the Board of Directors and committees of the Board of Directors at least once a year and recommend any changes to the Board of Directors as necessary.

7.	The compensation committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain compensation consultants, outside counsel or other advisors and to compensate such consultants, counsel and advisors.

III.	Outside Advisors

A.	Authority to Retain Advisors. The compensation committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this charter. The compensation committee shall set the compensation, and oversee the work, of the compensation consultant. The compensation committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this charter. The compensation committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors.

B.	Qualifications of Advisors.

1.	In retaining or seeking advice from compensation consultants, outside counsel and other advisors (other than the corporation’s in-house counsel, if any), the compensation committee must take into consideration the factors specified in the NYSE Listed Company Manual and the NASDAQ Listing Rules. The committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the specified factors. The committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

2.	The compensation committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. Any compensation consultant retained by the committee to assist with its responsibilities relating to executive compensation or director compensation shall not be retained by the corporation for any compensation or other human resource matters.

IV.	Compensation Committee Meetings and Reports

A.	Compensation Committee Meetings. The compensation committee shall meet on at least a quarterly basis, inclusive of telephonic meetings, or more frequently as circumstances may require. Special meetings may be called by the chairman of the committee. The compensation committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board of Directors. The committee may invite such members of management and/or advisors to its meetings as it deems appropriate. However, the committee shall meet regularly without such members of management present, and in all cases the Chief Executive Officer and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.

B.	Compensation Committee Reports. The compensation committee shall report regularly to the Board of Directors regarding its actions and make recommendations to the Board of Directors as appropriate.

C.	Charter. The compensation committee shall ensure the disclosure of the existence of this charter in the corporation’s Annual Report on Form 10-K and/or annual proxy or information statement, as applicable. At least annually, the compensation committee shall certify that it has complied with and reviewed and reassessed the adequacy of this charter. A current copy of this charter will be posted on the corporation’s website.

D.	Limitations. Nothing contained in this charter is intended to alter or impair the right of the members of the compensation committee to rely, in discharging their duties and responsibilities, on the records of the corporation and on other information presented to the compensation committee, Board of Directors or corporation by its officers or employees or by outside advisors. Nothing contained in this charter is intended to require the compensation committee to implement or act consistently with the advice or recommendations of any compensation consultant, legal counsel or other advisor to the compensation committee, or affect the ability or obligation of the compensation committee to exercise its own judgment in fulfillment of the duties of the compensation committee.